Exhibit No. 99(A)

           Report of Independent Registered Public Accounting Firm on
                      Management's Assertion on Compliance
                       With Specified Servicing Standards

The Board of Directors and Shareholder
U.S. Bancorp Portfolio Services

            We have examined management's assertion, included in the accompanying report titled Report of Management, that U.S. Bancorp Portfolio Services (the Company) complied with the specified servicing standards identified in Exhibit A (the specified servicing standards) to the Report of Management during the period from February 24, 2004 to June 30, 2004. Management is responsible for the Company's compliance with the specified servicing standards. Our responsibility is to express an opinion on management's assertion regarding the Company's compliance based on our examination.

            Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the specified servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the specified servicing standards.

            In our opinion, management's assertion that the Company complied with the aforementioned specified servicing standards during the period from February 24, 2004 to June 30, 2004, is fairly stated, in all material respects.

January 4, 2005
Minneapolis, Minnesota                             /s/ Ernst & Young LLP
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